Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, May 5, 2011

SMTC Reports First Quarter Results

TORONTO – May 5, 2011 — SMTC Corporation (Nasdaq: SMTX, TSX: SMX), a global electronics manufacturing services provider, today reported 2011 first quarter unaudited results. Revenue for the quarter was $56.3 million; $5.1 million or 8% lower than the first quarter of 2010. Revenues declined as the Company experienced revenue reductions from customers driven by end market reductions. One of the Company’s larger customers experienced sharply reduced end market demand. The net income for the quarter of $0.7 million compares with net income of $2.1 million for the comparable period last year. Net income includes $364 thousand in restructuring charges related to severance in Canada and Mexico. On an EBITDA basis, earnings were $2.3 million for the quarter compared to $3.2 million a year earlier.

Gross profit for the first quarter was $5.1 million or 9.1% of revenue compared to $6.4 million or 10.4% for the first quarter of 2010 due to the reduction and mix of revenue. Bank debt net of cash increased by $7.1 million in the quarter.

Jane Todd, Senior Vice President, Finance and Chief Financial Officer, commented, “Lower revenues resulted in carrying higher inventory levels which, in turn, drove debt levels temporarily higher in the quarter. We continue to target cash generation and elimination of debt and expect to generate cash through the remainder of 2011.”

“The Board of Directors has actively continued the Chief Executive Office search that commenced at the end of 2010. While doing so, the Interim Office of the Chief Executive Officer is fully engaged in continuing to drive initiatives that we believe will result in increased value for our customers and shareholders”, stated Alex Walker, Chairman of the Board of Directors and

Chairman of the Interim Office of the Chief Executive Officer. “The results this quarter are disappointing and we are committed to aggressively manage costs and restructure to improve financial performance as well as launching several additional initiatives to drive improved results.”

Claude Germain, Member of the Office of the Chief Executive Officer, added, “We intend to focus on continuing to improve the level of service and support we provide to our customers and invest in customer facing activities, while streamlining costs, improving processes and reducing working capital. We are targeting approximately $5 million in annual cost savings and $10 million in working capital improvement by the end of the year as a result of these initiatives.”

Alex Walker concluded, “We believe SMTC will end 2011 with a leaner, more customer focused cost structure, a nearly debt free balance sheet, and improved margins and profitability. With a healthier balance sheet, SMTC will be in a position to consider strategic acquisition opportunities which would leverage our assets and take advantage of the Company’s approximately $100 million in tax loss carry-forwards. Although current results are unsatisfactory, we believe the Company has significant opportunities to create meaningful shareholder value going forward.”

The Company is holding an earnings call today at 5:00 p.m. EDT. Those wishing to listen to the teleconference should access the webcast at the investor relations section of SMTC’s website www.smtc.com. A rebroadcast of the webcast will be available on SMTC’s website following the teleconference.

Members of the investment community wishing to ask questions during the teleconference may access the teleconference by dialing 877-878-2794 or 615-800-6849 ten minutes prior to the scheduled start time.

EBITDA is a non-GAAP measure. EBITDA is computed as Net income from continuing operations excluding depreciation, amortization, restructuring charges, interest and income tax expense. SMTC Corporation provides this non-GAAP calculation of EBITDA as supplemental information regarding the operational performance of SMTC Corporation’s core business.

EBITDA is used by SMTC Corporation to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC Corporation believes that providing non-GAAP measures that management uses in its assessment of the business will allow its investors to better understand SMTC Corporation’s financial performance and to evaluate SMTC Corporation’s performance using the same methodology and information used by SMTC Corporation’s management. Non-GAAP measures are subject to material limitations as these measures are not in accordance with or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1,400 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing, communication and medical market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 479-1877, ext 2465

Email: jane.todd@smtc.com

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	April 3, 2011	April 4, 2010

Revenue	$56,323	$61,354
Cost of sales	51,209	54,988

Gross profit	5,114	6,366
Selling, general and administrative expenses	3,513	3,730
Restructuring charges	364	—

Operating earnings	1,237	2,636
Interest expense	286	489

Earnings before income taxes	951	2,147
Income tax expense
Current	227	95
Deferred	(21)	(15)

	206	80

Net earnings, also being comprehensive income	$745	$2,067

Basic earnings per share	$0.05	$0.14
Diluted earnings per share	$0.05	$0.14

Weighted average number of shares outstanding
Basic	15,955,281	14,654,392
Diluted	16,289,750	14,819,960

Consolidated Balance Sheets

(Unaudited)

(Expressed in thousands of U.S. dollars)	April 3, 2011	January 2, 2011
Assets

Current assets:
Cash	$2,177	$933
Accounts receivable - net	36,121	35,291
Inventories	43,115	42,413
Prepaid expenses	1,834	2,096

	83,247	80,733
Property, plant and equipment	14,804	13,891
Deferred financing fees	424	480
Deferred income taxes	3,344	3,323

	$101,819	$98,427

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$39,909	$42,921
Accrued liabilities	5,294	9,299
Income taxes payable	676	700
Current portion of long-term debt	4,630	3,705
Current portion of capital lease obligations	1,168	928

	51,677	57,553

Long-term debt	14,500	7,086
Capital lease obligations	1,729	959

Shareholders’ equity:
Capital stock	5,858	5,903
Additional paid-in capital	257,107	256,723
Deficit	(229,052)	(229,797)

	33,913	32,829

	$101,819	$98,427

Consolidated Statements of Cash Flows

(Unaudited)

(Expressed in thousands of U.S. dollars)	Three months ended
Cash provided by (used in):	April 3, 2011	April 4, 2010
Operations:
Net earnings	$745	$2,067
Items not involving cash:
Depreciation	663	607
Deferred income taxes	(21)	(15)
Non-cash interest	56	76
Stock-based compensation	55	574
Change in non-cash operating working capital:
Accounts receivable	(830)	4,308
Inventories	(702)	(8,480)
Prepaid expenses	262	674
Income taxes recoverable	(24)	38
Accounts payable	(3,012)	4,368
Accrued liabilities	(3,975)	(559)

	(6,783)	3,658
Financing:
Increase (decrease) in long-term debt	8,339	(2,512)
Repayment of long-term debt	—	(75)
Principal payment of capital lease obligations	(456)	(166)
Proceeds from issuance of common stock	263	35

	8,146	(2,718)
Investing:
Purchase of property, plant and equipment	(119)	(692)

	(119)	(692)

Increase in cash	1,244	248
Cash, beginning of period	933	1,589

Cash, end of the period	$2,177	$1,837

Supplementary Information:

Reconciliation of EBITDA

	Three months ended
	April 3, 2011	April 4, 2010
Operating earnings	$1,237	$2,636
Add:
Depreciation	663	607
Restructuring charges	364	—

EBITDA	2,264	3,243